AGREEMENT RE POSTPONEMENT SIGNING SPA AND TRANSFER SHARES KWATROBOX B.V.



         THIS AGREEMENT is made as of the 29th day of August 2000.

         BETWEEN:

         A PECES B.V., a corporation incorporated under the laws of the Netherlands, represented by Paul Stok, (hereinafter referred to as "Peces")

         B        RENDEX B.V., a corporation  incorporated under the laws of the
                  Netherlands,   represented   by  Rene  Brouwer,   (hereinafter
                  referred to as "Rendex")

         C VAN VEEN BOYS B.V., a corporation incorporated under the laws of the Netherlands, represented by Kees Van Veen, (hereinafter referred to as "Van Veen")

         D WODAN B.V., a corporation incorporated under the laws of the Netherlands, represented by Gijs Pol, (hereinafter referred to as "Wodan")


         (Parties "a" through "d" collectively hereinafter referred to as the "Vendors")



         E E-AUCTION GLOBAL TRADING INC., a corporation incorporated under the laws of the State of Nevada, represented by David W.A. Hackett, (hereinafter referred to as the "Purchaser")

         Vendors and Purchaser are hereinafter collectively referred to as the "Parties"


         WHEREAS:

         a. Vendors and Purchaser entered into a pledge agreement on June 5, 2000 (hereinafter: "the Pledge Agreement").

         b. In the Pledge Agreement Parties have agreed to enter into a share purchase agreement (hereinafter: "the Share Purchase Agreement") concerning the sale by Vendors to Purchaser of all of the shares in Kwatrobox B.V. (hereinafter: "the Shares") under the terms and conditions as recorded in a draft Share Purchase Agreement a copy of which is attached to the Pledge Agreement.

         c. Parties agreed that the signing of the Share Purchase Agreement was to take place on or before August 31, 2000. The transfer of the Shares would follow the signing of the Share Purchase Agreement shortly.

         d. Due to circumstances known to Parties, Purchaser is not capable of entering into the Share Purchase Agreement on or before the agreed date of August 31, 2000.

         e. Parties therefore reached an understanding in respect of a postponement of the signing of the Share Purchase Agreement and the following subsequent transfer of the Shares and on an amendment of article 2.3and article 6.3 of the Share Purchase Agreement,

         PARTIES HEREBY AGREE AS FOLLOWS

         - The signing of the Share Purchase Agreement by Parties will be postponed and take place on or before November 30, 2000. The transfer of the ownership of the Shares by Vendors shall take place immediately after the signing of the Share Purchase Agreement, but not later than November 30, 2000.

         - As of the signing of this "Agreement re Postponement signing SPA and transfer Shares Kwatrobox B.V." ARTICLE 2.3 -as far as still applicable- of the Share Purchase Agreement shall read as follows:

                  "2.3 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid and satisfied by the Purchaser to the Vendors as follows:


         (a) The payment schedule for the cash component of the Purchase Price is as follows:

                  1.       -first installment satisfied-;

                  2.       Two   Million   Two   Hundred   and  Fifty   Thousand
                           (2,250,000) Guilders on June 5, 2001; and

                  3.       One Million (1,000,000) Guilders on June 5, 2002.

         (b) The payment schedule for the e-Auction Share component of the Purchase Price is as follows:

                  1.       -first installment satisfied-;

                  2. Four Hundred and Fifty Thousand (450,000) e-Auction Shares June 5, 2001;

                  3. One Hundred and Fifty Thousand (150,000) e-Auction Shares June 5, 2002; and

                  4. One Million (1,000,000) Guilders worth of e-Auction Shares (the "Last Payment") if Kwatrobox B.V. and the Subsidiaries show combined pre-tax earnings ("Earnings") of not less than US$1.4 Million for the period commencing on June 5, 2000 to and including

                           June 4, 2003 (the "Three Year Period"). To the extent that the Earnings are less than US$1.4 Million for the Three Year Period but are greater than US$1 Million, the amount of the Last Payment shall be reduced by the deficit between the Earnings and US$
                           1.4 Million. To the extent that the Earnings for the Three Year Period are less than US$1 Million, the Purchaser shall be under no obligation whatsoever to make any additional payment to the Vendors pursuant to this Section 2.3(b)(4). The Vendors shall have the right, at their own cost and expense, to review the Purchaser's calculations of Earnings for the Three Year Period at any time during normal business hours during the period of Thirty (30) days from and after the date on which the Purchaser advises the Vendors of the Earnings for the Three Year Period. For the purposes of this Section 2.3(b)(4) and to the extent that the Vendors are entitled to some or all of the Last Payment, the Last Payment shall be converted into e-Auction Shares at a price equal to Five (5) Guilders in Netherlands funds per share. Notwithstanding the foregoing, in no event, pursuant to the terms of this Section 2.3(b)(4), shall the Purchaser be obligated to pay the Vendors an amount in excess of Two Hundred Thousand (200,000) e-Auction Shares."


         - As of the undersigning of this "Agreement re Postponement signing SPA and transfer Shares Kwatrobox B.V." the wording:
                  "the  Closing  Date" in ARTICLE  6.3 shall be  replaced  with:
                  "June 5, 2000".

         -        This   Agreement   shall  be  governed  by  and  construed  in
                  accordance with the laws of The Netherlands.

         IN WITNESS WHEREOF this Agreement has been executed by the Parties hereto.

                                  A. PECES B.V.

                                  Per:
                                      --------------------------
                                      Authorized Signing Officer


                                  B. RENDEX B.V.

                                  Per:
                                      --------------------------
                                      Authorized Signing Officer

                                  C. VAN VEEN BOYS B.V.

                                  Per:
                                      --------------------------
                                      Authorized Signing Officer

                                  D. WODAN B.V.

                                  Per:
                                      --------------------------
                                      Authorized Signing Officer

                                  E. E-AUCTION GLOBAL TRADING INC.

                                  Per:
                                      --------------------------
                                      Authorized Signing Officer